As filed with the Securities and Exchange Commission on January 29, 2019

Registration No. 333-190606

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190606
UNDER
THE SECURITIES ACT OF 1933

CVR REFINING, LP

(Exact name of registrant as specified in its charter)

Delaware	37-1702463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CVR Refining, LP Long Term Incentive Plan
(Full title of the plan)

Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary
2277 Plaza Drive, Suite 500
Houston, Texas 77479
(281) 207-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. Ramey Layne
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) is being filed to deregister ungranted and unsold common units representing limited partner interests (the “Common Units”) of CVR Refining, LP (the “Registrant”), under the Registration Statement on Form S-8 filed by the Registrant (File No. 333-190606) (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of Common Units offered under the CVR Refining, LP Long Term Incentive Plan.

On January 29, 2019, CVR Energy, Inc. completed its purchase of all of the issued and outstanding Common Units of the Registrant (1) pursuant to its exercise, on January 17, 2019, of its right under Section 15.1(a) of the Registrant’s First Amended and Restated Agreement of Limited Partnership, as amended, to purchase all of the issued and outstanding Common Units not already owned by the Registrant’s general partner or its affiliates (the “Call Right Purchase”) and (2) pursuant to that certain Common Unit Purchase Agreement, dated as of January 17, 2019, with Icahn Enterprises Holdings, L.P. and American Entertainment Properties Corp (together with the Call Right Purchase, the “Transactions”).

As a result of the Transactions, the Registrant has terminated all offerings of Common Units pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Common Units that had been registered for issuance but remain ungranted and unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Units.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 29, 2019.

CVR REFINING, LP

By:	CVR Refining GP, LLC, its general partner

By:	/s/ David L. Lamp
Name:	David L. Lamp
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ David L. Lamp	Chief Executive Officer, President and Director	January 29, 2019
David L. Lamp	(Principal Executive Officer)

/s/ Tracy D. Jackson	Executive Vice President and Chief Financial Officer	January 29, 2019
Tracy D. Jackson	(Principal Financial Officer)

/s/ Matthew W. Bley	Chief Accounting Officer and Corporate Controller	January 29, 2019
Matthew W. Bley	(Principal Accounting Officer)

/s/ SungHwan Cho	Chairman of the Board and Director	January 29, 2019
SungHwan Cho

/s/ Nancy Martori Dunlap	Director	January 29, 2019
Nancy Martori Dunlap

/s/ Jonathan Frates	Director	January 29, 2019
Jonathan Frates

/s/ Hunter C. Gary	Director	January 29, 2019
Hunter C. Gary

/s/ Andrew Langham	Director	January 29, 2019
Andrew Langham

/s/ Kenneth Shea	Director	January 29, 2019
Kenneth Shea

/s/ Jon R. Whitney	Director	January 29, 2019
Jon R. Whitney